Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2023, by and between Reviv3 Procare Company, a Delaware corporation (the “Company”), and Monica Diaz Brickell, a California resident (the “Executive”).

The Company desires to employ Executive as its Chief Financial Officer, and the parties desire to enter into this Agreement with respect to such employment.

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1.       Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and conditions hereinafter set forth.

2.       Duties and Services.

  2.1       Title and Duties. The Executive shall serve as Chief Financial Officer of the Company and shall perform such duties as are customary for the chief financial officer and principal financial officer of a public company registered with the Securities Exchange Commission and quoted on the OTC Markets or listed on a national securities exchange and such other duties as may be assigned to her from time to time by the Board of Directors or the Executive Chairman or Chief Executive Officer of the Company, which services may include serving as an officer or director of a subsidiary or affiliate of the Company.

  2.2       Time. The Executive shall devote her full business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays and normal illnesses pursuant to the Company’s policies in place from time to time. The Executive shall at all times comply with Company policies in place from time to time, including but not limited to the Company’s Code of Business Conduct and Ethics.

  2.3       Travel. The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with the Executive’s position and duties with the Company.

3.       Term of Employment. The Executive’s employment will be “at-will,” meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause.

4.       Compensation.

  Salary. For all of the services to be rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary equal to $140,000 (the “Base Salary”). The compensation paid hereunder to the Executive shall be paid in accordance with the normal payroll practices of the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) based upon the Executive’s performance.

5.       Vacation. The Executive shall be entitled to vacation of up to 15 days per calendar year, pursuant to the applicable Company policy. All vacations shall be in addition to recognized national holidays. During all vacations, the Executive’s compensation and other benefits as stated herein shall continue to be paid in full. Such vacations shall be taken only at times convenient for the Company, as approved by the Executive Chairman.

6.       Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of executive employees of the Company, to the extent permitted by such plans and by applicable law. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

7.       Restrictive Covenants and Need for Protection. Executive acknowledges that, because of her senior executive position with the Company, she has or will develop knowledge of the affairs of the Company and its subsidiaries and their relationships with dealers, distributors and customers such that she could do serious damage to the financial welfare of the Company and/or its subsidiaries should he compete or assist others in competing with the business of the Company and/or its subsidiaries. Consequently, and in consideration of her employment with the Company, and for the benefits she is to receive under this Agreement, and for other good and valuable consideration, the receipt of which she hereby acknowledges, the Executive agrees as follows:

  7.1       Confidential Information.

    7.1.1       Non-disclosure. Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, the Executive agrees that she will not disclose to any person or entity any confidential or proprietary information, knowledge or data of the Company or any of its subsidiaries which she may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, patents, proprietary technologies, trade secrets, or know-how of the Company or any of its subsidiaries. Nothing contained in this Agreement shall limit the Executive’s ability to respond to a lawful subpoena; to make a report to or cooperate with any government agency, including without limitation the ability to participate in an investigation, provide information, and recover any remuneration awarded for doing so; and to comply with any other legal obligations.

    7.1.2       Return of Records. All records, documents, software, computer disks and any other form of information relating to the business of the Company or any of its subsidiaries, which are or were prepared or created by the Executive, or which may or did come into her possession during the term of her employment with the Company, including any and all copies thereof, shall immediately be returned to or, as the case may be, shall remain in the possession of the Company, as of the termination of the Executive’s employment with the Company.

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  7.2       Covenant Not to Compete. During the Executive’s employment and for a period of 1 year thereafter, the Executive agrees that she will not participate in or finance, directly or indirectly, for herself or on behalf of any third party, anywhere in the world, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is materially competitive with the business of the Company and/or any of its subsidiaries, as conducted at any time during the twelve-month period prior to the time in question. Notwithstanding the foregoing, the ownership of not more than two percent (2%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, provided that the Executive’s involvement with any such company is solely that of a passive security holder and the Executive discloses such ownership in advance to the Company’s Board of Directors, shall not constitute a violation of this paragraph.

  7.3       Covenant Not to Solicit. The Executive agrees that she will not, during the Executive’s employment and for a period of 1 year thereafter:

(a)       directly or indirectly, request or advise any of the customers, distributors or dealers of the Company or any of its subsidiaries to terminate or curtail their business with the Company or any of its subsidiaries, or to patronize another business which is materially competitive with the Company or any of its subsidiaries; or

(b)       directly or indirectly, on behalf of herself or any other person or entity, request, advise or solicit any employee, consultant or independent contractor of the Company or any of its subsidiaries to leave such employment or position for any reason.

  7.4       Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 7 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

  7.5       Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 7 will be inadequate, and that the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

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8.       Inventions and Discoveries. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company, all of Executive’s right, title and interest in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Executive, solely or jointly, during the term hereof which relate to the products and services provided by the Company or any of its subsidiaries or which otherwise relate or pertain to the business, functions or operations of the Company or any of its subsidiaries. The Executive agrees to communicate promptly and to disclose to the Company in such form as the Executive may be required to do so, all information, details and data pertaining to such inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof.

9.       Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.     Survival of Obligations. All obligations of the Company and the Executive that by their nature involve performance, in any particular, after the termination of the Executive’s employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of Executive’s employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

11.     Officer Resignation. Upon termination of her employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from any corporate office or director position held with the Company or any of its parent companies, subsidiaries or affiliates.

12.     Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

  12.1       Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

  12.2       Construction of Agreement. This Agreement supercedes any oral or written agreements between the Executive and the Company and any oral representations by the Company to the Executive with respect to the subject matter of this Agreement.

  12.3       Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware.

  12.4       Severability. If any one or more of the provisions of this Agreement, including but not limited to Section 7 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

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  12.5       Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

  12.6       Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

  12.7       Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 12.7, except that notice of change of address will be effective only upon receipt.

If to Company:	Reviv3 Procare Company
9025 Wilshire Blvd., Suite 304
Beverly Hills, CA. 901211
ATTN: Chief Executive Officer

If to Executive:	At the address for the Executive most recently on file with the Company.

  12.8        Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

REVIV3 PROCARE COMPANY		EXECUTIVE

By:	/s/ Jeff Toghraie	By:	/s/ Monica Diaz Brickell

Name:	Jeff Toghraie	Name:	Monica Diaz Brickell

Title:	Chief Executive Officer	Date:	April 21, 2023

Date:	April 21, 2023